Exhibit 99.1
NEWS RELEASE

                       WAUSAU-MOSINEE PAPER CORPORATION
                    REPORTS HIGHER SECOND-QUARTER EARNINGS

MOSINEE, WI...JULY 21, 2004...Wausau-Mosinee Paper Corporation
(NYSE:WMO) today reported second-quarter earnings of $3.7 million, or $0.07 per share, compared with 2003 second-quarter earnings of $3.2 million, or $0.06 per share. Net sales rose 9 percent to $264.1 million from $242.8 million last year, while shipments increased 5 percent.

Net income for this year's second quarter included an after-tax charge of $1.3 million, or $0.02 per share, related to the Company's stock incentive plans, compared with a charge of $0.4 million, or $0.01 per share, for the same period last year. Second-quarter results also included after-tax costs of approximately $1 million, or $0.02 per share, associated with operational issues affecting Printing & Writing's Brokaw pulp mill.

Net earnings for the first half of 2004 were $7.2 million, or $0.14 per share, compared with $4.6 million, or $0.09 per share, for the first half of 2003. Earnings included stock incentive charges of $0.03 per share in 2004 and $0.01 per share in 2003. Net sales increased 7 percent to $515.9 million, while shipments increased 3 percent.

"Market-share gains and product-mix enhancements drove strong top-line growth during the second quarter as each of our three businesses reported increased sales and shipments," explained Thomas J. Howatt, president and CEO. "Particularly encouraging was the 9 percent sales gain, which represents the largest year-over-year improvement since the fourth quarter of 1999.

"While market conditions and product pricing improved modestly during the quarter, nearly half of our gain in average selling price was the result of product mix improvements," Howatt said. "These mix improvements were achieved largely from our focused product and business development efforts," Mr. Howatt said. "Revenues from products developed within the past three years approached 40 percent, handily exceeding our corporate goal of 25 percent.

"At the same time, market pulp and wastepaper costs increased by nearly $4 million, while energy costs continued at historically high levels. Despite these pressures, we remain focused on key elements of our business that will drive long-term improvement in profitability."

Specialty Paper reported its eighth consecutive quarter of year-over-year improvement with operating profits of $3.4 million, compared with $0.1 million last year. Net sales and shipments increased 18 percent and 11 percent, respectively, with shipments of higher-priced core products up 13 percent over year-ago levels. "Select selling price increases, improved demand for industrial papers and market-share gains drove significant improvement in net sales and operating profit," Mr. Howatt pointed out.

Printing & Writing reported second-quarter operating profits of $2.0 million, compared with $2.7 million last year. Current-year results include costs of approximately $1.7 million related to operational issues involving the Brokaw pulp mill's recovery system and power boiler. "As part of the mill's annual utilities outage in June, we identified significant issues with the recovery boiler and took an extended outage to make the necessary repairs that will optimize the long-term operation of the boiler," said Mr. Howatt. "This work was completed during the quarter and we do not anticipate any continuing operational impact."

Net sales and shipments were up slightly over year-earlier results, while premium paper shipments increased 12 percent. "Consumer product shipments increased nearly 20 percent compared with 2003, helping drive significant growth in higher-value premium products," Mr. Howatt continued.

Towel & Tissue reported second-quarter operating profits of $8.1 million compared with $8.4 million last year. Prior-year results included pre-tax income of $4.2 million as a license fee in settlement of a patent infringement lawsuit. "On the strength of a selling price increase early in the quarter, average selling price improved 4 percent," Mr. Howatt said. "This increase, combined with strong cost reduction results, offset higher wastepaper costs and enabled us to achieve substantial year-over-year profit improvement, excluding the impact of the patent infringement settlement."

Looking to the third quarter, Mr. Howatt said, "Market conditions are steadily improving although higher fiber costs and historically high energy prices have somewhat offset the benefit of recent selling price increases. Our focus remains on those key drivers of our business that will ensure long-term success: product leadership, emphasis on niche markets, operational excellence and benchmark service to our customers. As a result, we expect our positive earnings trend to continue with third-quarter earnings comfortably exceeding prior year results of $0.12 per share."

Wausau-Mosinee's second-quarter conference call is scheduled for 11:00 a.m.
(EDT) on Thursday, July 22, and can be accessed through the Company's web site at www.wausaumosinee.com under "Investor Information." A replay of the webcast will be available at the same site through July 29.

Wausau-Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                           (tables follow)

                       WAUSAU-MOSINEE PAPER CORPORATION
                 INTERIM REPORT - QUARTER-ENDED JUNE 30, 2004

(in thousands, except share amounts)
CONDENSED CONSOLIDATED STATEMENTS                          Three Months             Six Months
     OF OPERATIONS (UNAUDITED)                            Ended June 30,           Ended June 30,
                                                       2004         2003        2004         2003
Net Sales                                        $   264,109  $   242,833  $   515,924  $   482,659
Cost of Sales                                        235,973      217,737      461,090      436,684
  Gross Profit                                        28,136       25,096       54,834       45,975
Selling & Administrative Expense                      19,754       17,419       38,638       33,663
  Operating Profit                                     8,382        7,677       16,196       12,312
Interest Expense                                      (2,550)      (2,570)      (5,077)      (5,071)
Other Income / (Expense), Net                             98           15          292            1
  Earnings Before Income Taxes                         5,930        5,122       11,411        7,242
Provision for Income Taxes                             2,193        1,894        4,222        2,679
  Net Earnings                                   $     3,737  $     3,228  $     7,189  $     4,563
  Net Earnings Per Share (Basic & Diluted)       $      0.07  $      0.06  $      0.14  $      0.09
  Weighted Average Shares Outstanding (Basic)     51,663,152   51,550,078   51,640,274   51,543,521

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)                                 June 30,   December 31,
                                                                                 2004        2003
Current Assets                                                                $285,938     $251,418
Property, Plant & Equipment, Net                                               548,218      565,722
Other Assets                                                                    41,363       40,960
  Total Assets                                                                $875,519     $858,100

Current Liabilities                                                           $133,299     $115,004
Long-term Debt                                                                 161,754      162,174
Other Liabilities                                                              230,258      230,606
Stockholders' Equity                                                           350,208      350,316
  Total Liabilities & Stockholders' Equity                                    $875,519     $858,100

CONDENSED CONSOLIDATED STATEMENTS                                                    Six Months
       OF CASH FLOW (UNAUDITED)                                                    Ended June 30,
                                                                                 2004          2003
Net Cash Provided by Operating Activities                                      $40,085      $27,965

Cash Provided by (Used in) Investing Activities:
  Capital Expenditures                                                          (9,471)      (9,975)
  Acquisition of Business                                                            0       (8,413)
  Proceeds on Sale of Property, Plant & Equipment                                   12            6
                                                                                (9,459)     (18,382)
Cash Provided by (Used in) Financing Activities:
  Payments Under Capital Lease Obligation                                          (55)         (34)
  Dividends Paid                                                                (8,773)      (8,763)
  Proceeds from Stock-Option Exercises                                           1,279          135
                                                                                (7,549)      (8,662)
  Net Increase in Cash                                                         $23,077      $   921

Note 1 -Balance sheet amounts at June 30, 2004, are unaudited. The December 31, 2003, amounts are derived from audited financial statements.

Note 2 -Effective March 3, 2003, the Company acquired certain assets of a laminated papers producer. The acquisition was accounted for as a purchase business combination and, accordingly, the purchase price has been allocated using the fair values of the acquired receivables, inventory, machinery and equipment, and identifiable intangible assets. No goodwill was recorded as a result of this acquisition.

Note 3 -During the second quarter of 2003, the Company's Towel & Tissue Group reached a settlement of all claims of the parties in its previously announced patent litigation. As a result of the settlement, the Company recognized $4.2 million in pre-tax income as a fee for licensing certain patented dispenser technologies.

Note 4  -Interim Segment Information.
        The Company's operations are classified into three principal reportable segments: the Printing & Writing Group, the Specialty Paper Group, and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

        Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Groveton, New Hampshire. Printing & Writing also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products, and a converting facility that converts printing and writing grades. Specialty Paper produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market. Towel & Tissue operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.
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
        Sales, operating profit, and asset information by segment is as follows:

        (in thousands, except ton data)                     June 30,    December 31,
                                                              2004          2003
        Segment Assets (Note 1)
           Printing & Writing                              $282,836     $283,711
           Specialty Paper                                  330,944      334,079
           Towel & Tissue                                   163,514      165,199
           Corporate & Unallocated*                          98,225       75,111
                                                           $875,519     $858,100

                                                               Three Months       Six Months
                                                              Ended June 30,     Ended June 30,
                                                             2004     2003      2004     2003
        Net Sales External Customers (unaudited)
           Printing & Writing                            $101,181   $ 99,458  $201,282  $197,835
           Specialty Paper                                105,771     89,701   206,702   182,159
           Towel & Tissue                                  57,157     53,674   107,940   102,665
                                                         $264,109   $242,833  $515,924  $482,659

        Operating Profit (unaudited)
           Printing & Writing                            $  1,971   $  2,704  $  4,522  $  4,190
           Specialty Paper                                  3,375         64     6,826     1,576
           Towel & Tissue                                   8,131      8,372    13,432    12,403
        Total Reportable Segment Operating Profit          13,477     11,140    24,780    18,169
           Corporate & Eliminations                        (5,095)    (3,463)   (8,584)   (5,857)
           Interest Expense                                (2,550)    (2,570)   (5,077)   (5,071)
           Other Income/(Expense), Net                         98         15       292         1
           Earnings Before Income Taxes                  $  5,930   $  5,122  $ 11,411  $  7,242

                                                        Three Months        Six Months
                                                       Ended June 30,     Ended June 30,
                                                       2004     2003      2004     2003
        Depreciation, Depletion and
          Amortization (unaudited)
           Printing & Writing                $   4,172   $   4,499   $   8,348   $    8,657
           Specialty Paper                       5,977       6,297      12,002       12,419
           Towel & Tissue                        4,506       4,529       9,002        9,111
           Corporate & Unallocated                 285         188         570          371
                                             $  14,940   $  15,513   $  29,922   $   30,558

        Tons Sold (unaudited)
           Printing & Writing                   90,881      90,672     183,121      179,403
           Specialty Paper                      91,726      82,651     179,311      170,326
           Towel & Tissue                       38,710      38,091      74,133       72,441
                                               221,317     211,414     436,565      422,170

        *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.